UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 31, 2006, Philip C. Ackerman, Chairman of the Board and Chief Executive Officer of National Fuel Gas Company (the “Company”), approved short-term incentive goals for fiscal year 2006 for executive officers David F. Smith, Ronald J. Tanski and James A. Beck. Mr. Smith is President of the Company, President of National Fuel Gas Supply Corporation (“Supply Corporation”) and President of Empire State Pipeline (“Empire”). Mr. Tanski is Treasurer of the Company and President of National Fuel Gas Distribution Corporation (“Distribution Corporation”). Mr. Beck is President of Seneca Resources Corporation. These three officers will earn a bonus for fiscal year 2006 depending upon their performance relative to their goals. Bonus amounts pursuant to this arrangement can range from zero to 130% of salary, with a target bonus of 65% of salary. The Compensation Committee of the Board of Directors may approve other compensation or awards at its discretion.

Mr. Smith’s goals relate to corporate earnings per share (weighted as 55% of the goal formula), customer service and safety (weighted 10%), oil and natural gas production volume (weighted 10%), and proved developed and undeveloped reserve quantities (weighted 25%).

Mr. Tanski’s goals relate to corporate earnings per share (weighted as 30% of the goal formula), earnings per share of the Company’s regulated subsidiaries (Supply Corporation, Empire and Distribution Corporation) (weighted 30%), safety (weighted 10%), customer service standards (weighted 10%), and various aspects of the Company’s relations with investors and with analysts who cover the Company (weighted 20% in the aggregate).

Mr. Beck’s goals relate to oil and natural gas production volume (weighted as 40% of the goal formula), reserve replacement (weighted 30%), and lease operating expense and general and administrative expense per Mcfe (weighted 30%).

Also on January 31, 2006, the Company and Dennis J. Seeley executed a Noncompete and Restrictive Covenant Agreement (the “Agreement”). Mr. Seeley retired effective February 1, 2006 from his positions as Vice President of the Company and President of Distribution Corporation. Under the Agreement, the Company will pay Mr. Seeley a lump sum of $440,000 in February 2006. In consideration for the promise of such payment, Mr. Seeley agrees to hold in a fiduciary capacity all of the Company’s trade secrets and confidential and proprietary information in his possession, and he agrees not to use or disclose such trade secrets and information. Furthermore, Mr. Seeley agrees, during the period beginning February 1, 2006 and ending January 31, 2009, that he will not, without the prior written consent of the Company, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise) any business which is a competitor of the Company. In addition, Mr. Seeley releases all claims he may have against the Company as of the date he executed the Agreement regarding his employment and the termination of his employment, including but not limited to any claims for wages, bonuses or severance pay, and any claims based on his participation in the Company’s Performance Incentive Program.

Under the Agreement, the Company releases all claims it may have against Mr. Seeley as of the date he executed the Agreement, except for claims for fraud or other intentional misconduct discovered after execution of the Agreement. The Company also agrees to indemnify Mr. Seeley against all liabilities and expenses in connection with any proceeding in which he may become involved by reason of having been a director or officer of the Company or its subsidiaries. Mr. Seeley agrees that he will not take any action with the intended purpose of interfering with, damaging or disrupting the assets or business operations or affairs of the Company or its subsidiaries or affiliates. In addition, Mr. Seeley agrees that he will not, without the prior written consent of the Company, work for, consult with, advise or represent any business which is a customer of the Company, with respect to any matter or activity which would tend to reduce the quantity or price of services or commodities provided by the Company to that business.

The Agreement provides that Mr. Seeley may terminate the Agreement within seven days after his execution of the Agreement. The Agreement does not become effective until the time to terminate it has expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By: /s/ James R. Peterson
James R. Peterson
Assistant Secretary

Dated: February 6, 2006